Exhibit 99.1
Lexington Realty Trust
TRADED: NYSE: LXP
One Penn Plaza, Suite 4015
New York NY 10119-4015
Contact at Lexington Realty Trust
T. Wilson Eglin, Chief Executive Officer
Investor or Media Inquiries
Phone: (212) 692-7200 E-mail: tweglin@lxp.com

FOR IMMEDIATE RELEASE
November 25, 2008
LEXINGTON REALTY TRUST ANNOUNCES
QUARTERLY DIVIDEND OF $0.18 PER COMMON SHARE
AND TARGETED COMMON SHARE DIVIDEND FOR 2009
New York, NY — November 25, 2008 — Lexington Realty Trust (NYSE:LXP) today announced that it declared a regular common share dividend/distribution for the quarter ended December 31, 2008 of $0.18 per common share/unit payable on January 15, 2009 to shareholders/unitholders of record on December 31, 2008.
Lexington also declared dividends of $0.503125 per Series B Cumulative Redeemable Preferred Share, $0.8125 per Series C Cumulative Convertible Preferred Share, and $0.471875 per Series D Cumulative Redeemable Preferred Share. The Series B and Series C Preferred Share dividends are payable on February 17, 2009, to shareholders of record of the Series B and Series C Preferred Shares as of January 30, 2009. The Series D Preferred Share dividend is payable January 15, 2009, to shareholders of record of the Series D Preferred Shares as of December 31, 2008.
Targeted Dividend for 2009
Lexington’s Board of Trustees has targeted a new annualized dividend of $0.72 per common share for 2009, beginning with the quarterly dividend announced above and subject to declaration of future dividends by its Board of Trustees and REIT distribution requirements. The targeted dividend level will allow Lexington to retain approximately $63.0 million of capital in 2009, which it expects to use to accelerate its deleveraging strategy and further strengthen its balance sheet.
Since the beginning of 2008, Lexington has retired a total of $307.5 million of senior debt and preferred securities at a discounted cost to Lexington of approximately $238.8 million.
Comments from Management
T. Wilson Eglin, Chief Executive Officer, noted that, “The targeted dividend for 2009 will allow Lexington to retain a significant amount of cash flow, which we expect to use to continue to retire debt and/or preferred securities on advantageous terms. The targeted dividend for 2009 equates to a yield of 18.0% based on the closing price of our common shares on November 24, 2008 and reflects, what we believe, is a conservative payout ratio.”
Inter-Company Operating Partnership Merger
In addition, Lexington announced that it intends to complete an inter-company merger with The Lexington Master Limited Partnership (the “MLP”) by the end of the year. Each outstanding unit of limited partner interest of the MLP, referred to as MLP units, (with the exception of MLP units held by

Lexington Realty Trust	Page 2 of 2
Lexington) will be exchanged for one common share of Lexington. As of today, Lexington owns 91% of the MLP units. The merger will not result in any further dilution of Lexington’s outstanding common shares because Lexington already includes the MLP units when calculating its results on a fully-diluted basis.
About Lexington Realty Trust
Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at http://www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.
This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington’s control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Lexington’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 29, 2008 and other periodic reports filed with the SEC. The timing and amount of any dividend is subject to the approval of Lexington’s Board of Trustees. Copies of the periodic reports Lexington files with the SEC are available on Lexington’s website at www.lxp.com. Forward-looking statements, which are based on certain assumptions and describe the Lexington’s future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects”, “is optimistic” or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington’s expectations will be realized.
Source: Lexington Realty Trust